Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 21, 2008, by and between ANTs software inc., a Delaware corporation (“Seller”), and Four J’s Development Tools, Inc., a Washington corporation (“Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain assets of the ADS Business, as defined herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1           Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, good and valid title to ANTs Data Server (“ADS”) product (including all the assets that constitute the ADS) and the assets listed in clauses “(a)” through “(g)” below (collectively, the “Purchased Assets”), free and clear of any Encumbrances, including without limitation the following properties, rights, interests and tangible and intangible assets:

(a)           Patents and Patent Applications: All of the patents, patent applications and patent rights to inventions that are or were used in ADS, including the patents, patent applications and patent rights to inventions identified on Schedule 1.1(a), and any counterparts, reissues, divisions, extensions, continuations and continuations in part of, and any other patents claiming priority from, any of the foregoing, in each case in any jurisdiction in the world (the patents, patent applications, patent rights to inventions, counterparts, reissues, divisions, extensions, continuations and continuations in part of, and any other patents claiming priority from, any of the foregoing referred to in this Section 1.1(a) being referred to in this Agreement as the “Purchased Patents”).

(b)           Other Proprietary Assets: All of the trade secrets, know-how, inventions, designs, drawings and other Intellectual Property and Intellectual Property Rights (other than patent rights, which are addressed in Section 1.1(a)) that are or were used in ADS, and all goodwill of ADS, including the Intellectual Property described on Schedule 1.1(b) (the Purchased Patents, together with the Intellectual Property and Intellectual Property Rights and goodwill referred to in this Section 1.1(b), being referred to in this Agreement as the “Purchased IP”).

(c)           Fixed Assets: All items of equipment, furniture, fixtures, computer equipment and other tangible assets that are identified on Schedule 1.1(c), and all other furniture, fixtures, computer equipment and tangible assets of Seller that are or were used in ADS or that are used by the Designated Employees (the tangible assets referred to in this Section 1.1(c) being referred to in this Agreement as the “Purchased Fixed Assets”).

(d)           Contracts: All rights of Seller under the Contracts identified on Schedule 1.1(d) (the “Transferred Contracts”).

(e)           Claims: All Claims (including Claims for past infringement of Purchased IP) of Seller against other Persons to the extent related to the Purchased Assets (regardless of whether or not such Claims have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable), in each case to the extent related to the Purchased Assets.

(f)           Promotional Materials, Records, Customer Information, Etc.: All advertising and promotional materials, and all books (including log books), records (including contact information, files and other data relating to the customers of ADS), files and data, in each case to the extent that such materials, books, records, files, data and Customer Information are or were used in the ADS Business (the “Purchased Books”).

(g)           Governmental Authorization: All Governmental Authorizations held by Seller that are or were used in ADS.

Notwithstanding the foregoing, the Parties agree that Seller is not selling, assigning, transferring, conveying or delivering to Buyer, and the Purchased Assets shall not include, any of the assets specifically identified on Schedule 1.1A (collectively, the “Excluded Assets”).

1.2           Agreements Relating to Transfer of Purchased Assets.

(a)           Any and all software, including all related documentation, (including, without limitation, one copy of all existing Source Code in Seller’s possession or under Seller’s control for all computer programs included in the Purchased Assets, which shall include (if existing) the fully commented Source Code, annotated Source Code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, and other related documents that pertain to all software owned, possessed or used by Seller in connection with the ADS Business and such technology and documentation (if existing) sufficient to allow for complete restoration, utilization, and modification of such software, and will be sufficient to allow a computer programmer reasonably skilled in the art to compile/build such software into machine readable form and documentation as is necessary to understand the design, structure and implementation of all such software) that constitutes a Purchased Asset and any of the other Purchased Assets that is currently held in electronic form that can be transmitted electronically will be so transmitted to Buyer immediately following the Closing and will not be delivered to Buyer on any tangible medium.  Promptly following any electronic transmission, Seller shall execute and deliver to Buyer a certificate in a form reasonably acceptable to Buyer and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; and (iv) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b)           Immediately after the Closing, Seller shall cause to be provided to Buyer all materials and information that are or were used in the Purchased Assets, and shall take all other steps reasonably required to enable Buyer to obtain possession of, and to exploit, the Purchased Assets.

1.3           Assumption of Liabilities.

(a)           Except as set forth in Section 1.3(b), Buyer shall not assume any Liabilities of Seller (whether or not related to the Purchased Assets) or otherwise relating to any of the Purchased Assets, including: (i) any Tax Liabilities of Seller relating to the time period prior to the Closing Date (as defined below); (ii) any Liabilities of Seller relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Transferred Assets; (iii) any wages, salaries, redundancy, notice, severance payments or other Liabilities relating to any employee of Seller (including any Designated Employee with respect to any period prior to the date such Designated Employee becomes an employee of the Buyer, at which time all wages, salaries, redundancy, notice, severance payments and other Liabilities relating to the Designated Employees following such date shall be Buyer’s sole responsibility); (iv) any Liabilities with respect to any Contract; (vii) the Retained Employment Liabilities; and (viii) any other Liabilities other than the Assumed Liabilities specifically set forth in Section 1.3(b) below.  As used herein, the term “Excluded Liabilities” refers to any Liabilities of Seller or otherwise relating to the Purchased Assets that are not specifically set forth in Section 1.3(b).

(b)           At the Closing, Buyer shall assume the obligations and liabilities (the “Assumed Liabilities”) of Seller under the Transferred Contracts, but only to the extent that such obligations: (A) arise after the Closing Date; (B) do not arise from or relate to any breach by Seller of any provision of any of the Transferred Contracts; (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of the Transferred Contracts; and (D) are ascertainable (in nature and amount) solely by reference to the express terms of the Transferred  Contracts.

1.4           Purchase Price.

The purchase price for the Purchased Assets shall be equal to $3,500,000 (the “Purchase Price”) payable in cash as follows:

(a)           $1,000,000 shall be due and payable on the Closing Date (the “Closing Payment”);

(b)           $500,000 shall be due and payable on the earlier of (i) the close of Buyer’s Financing, or (ii) the date that is six months following the Closing Date; and

(c)           $2,000,000 shall be due and payable on the earlier of (i) the close of Buyer’s Financing, or (ii) the date that is twelve months following the Closing Date.

(d)           The obligation of Buyer to make the payments set forth in Sections 1.4(b) and 1.4(c) shall be evidenced by a secured promissory note in the form attached hereto as Exhibit 1.4.1 (the “Note”).  Notwithstanding the above, Seller and Buyer acknowledge and agree that Buyer shall have those rights set forth in Section 4.1(d).

1.5           Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately following the execution of this Agreement and the other Transactional Agreements at the offices of Seller.  The date first set forth above is herein referred to as the “Closing Date.”

1.6           Actions to Occur at Closing.  At the Closing, and subject to the terms and conditions of this Agreement, the Parties shall cause each of the following to occur:

(a)           Payment of Closing Payment.  Buyer shall pay to Seller the Closing Payment pursuant to Section 1.4(a).

(b)           Bill of Sale.  Seller shall execute and deliver to Buyer the Bill of Sale in the form attached as Exhibit 1.6(b) hereto.

(c)           Employment Offers. Each of the Designated Employees: (i) shall execute and enter into employment agreements with Buyer on the terms agreed between Buyer and each Designated Employee; and (ii) shall become an employee of Buyer as of immediately following the Closing.

(d)           Execution of Ancillary Agreements.  Seller shall execute and deliver to Buyer such additional bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of Buyer or its counsel) be necessary or appropriate to assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets free of any Encumbrances, or otherwise facilitate the performance and consummation of the Transactions anticipated hereby.

(e)           Delivery of Source Code.  Seller shall deliver to Buyer one copy of all existing Source Code in Seller’s possession or under Seller’s control for all computer programs included in the Purchased Assets, which shall include (if existing) annotated Source Code listings, flow charts, decision tables, schematics, drawings, specifications, documentation, design details, and other related documents that pertain to all software owned, possessed or used by Seller in connection with the ADS and such technology and documentation (if existing) as is necessary for a database computer programmer reasonably skilled in the art to understand the design, structure, and implementation of such software.

(f)           Note.   Buyer shall execute and deliver to Seller the Note.

(g)           License Agreement.  Seller and Buyer shall execute and deliver a License Agreement pursuant to which Seller would license certain third-party software code to Buyer.

1.7           Sales Taxes.  Subject to Section 1.8, Buyer shall bear and pay, and shall reimburse Seller for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Purchased Assets to Buyer or in connection with any of the other Transactions; provided, however, that in the event any Governmental Body determines that the amount of such taxes paid to such Governmental Body was insufficient, then Seller shall reimburse Buyer for 50% of the amount of any additional taxes determined to be payable to such Governmental Body in connection with the sale of the Purchased Assets to Buyer or in connection with any of the other Transactions.

1.8           Allocation.  Within 45 days following the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s good faith determination of the manner in which the consideration referred to in Section 1.4 is to be allocated among the Purchased Assets.  The allocation prescribed by such statement shall be conclusive and binding upon the Parties for all purposes, and neither Party shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as follows:

2.1           Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a material adverse effect on Seller, the ADS Business or any of the Purchased Assets.  Seller has full corporate power and authority to own and operate its properties and to carry on its business.  Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

2.2           Authorization of Transactions.  Seller has full corporate power and authority to execute and deliver this Agreement and the other Transactional Agreements and to consummate the Transactions and to perform its obligations hereunder and thereunder.  The board of directors of Seller has duly approved this Agreement and the other Transactional Agreements and has duly authorized the execution and delivery of this Agreement and the other Transactional Agreements and the consummation of the Transactions.  This Agreement and the other Transactional Agreements have been duly executed and delivered by Seller, and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.  The approval of the stockholders of Seller is not required to execute and deliver this Agreement and the other Transactional Agreements or to consummate any of the Transactions.

2.3           Absence of Conflicts.  Neither the execution and delivery by Seller of this Agreement and the other Transactional Agreements nor the consummation and performance of the Transactions by Seller will (with or without notice or lapse of time): (a) result in the imposition or creation of any Encumbrances upon any of the Purchased Assets; or (b) (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require Seller to obtain any Consent or exemption or give notice to or make a declaration to, or filing with, any Person or Governmental Body under, with respect to clauses “(i),” “(ii),” “(iii)” and “(iv)”: (w) the provisions of any of the organizational documents of the Seller, (x) any Contract to which the Seller is a party, including without limitations the Transferred Contracts, (y) any law, statute, rule or regulation to which the Seller is subject or (z) any judgment, order or decree to which the Seller or the Purchased Assets are subject.

2.4           Litigation; Proceedings.  There are no Proceedings pending or threatened against or affecting Seller that involve the Purchased Assets or that otherwise relates to or might affect the Purchased Assets, or that could adversely affect Buyer’s use of the Purchased Assets following the Closing.

2.5           Consents.  No Consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body or any Person, including a party to any agreement with Seller, are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation of the Transactions.

2.6           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           Except as set forth in Section 2.6(a) of the Disclosure Schedule, Seller owns and has good and valid title to, all of the Purchased Assets free and clear of any Encumbrances and the imperfections of title and the Encumbrances, if any, set forth on the Disclosure Schedule do not detract from the value or interfere with the use of the Purchased Assets.

(b)           Schedule 1.1(c) lists: (i) all material items of prototypes, tools, supplies, vehicles and other equipment (the “Equipment”) that are or were used in the ADS Business; (ii) all material furniture, fixtures, computer equipment and other tangible assets of Seller that are or were used in the ADS Business (the “ Other Fixed Assets”).

(c)           All of the Equipment and the Other Fixed Assets are (i) adequate for the uses to which they are being put in the ordinary operation of the ADS Business, and (ii) structurally sound, free of defects and deficiencies and in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d)           Seller has sole and exclusive ownership, free and clear of any Encumbrances to the Purchased Books, including Customer Information.  No Person other than Seller and the licensees of Seller possesses any claims or rights with respect to use of the Customer Information.

(e)           The Purchased Assets include all of the assets, properties and rights of every type and description, real, personal tangible and intangible used, or necessary to enable Buyer to conduct the ADS Business in the manner in which the ADS Business has been conducted and is currently conducted, and such Purchased Assets are owned or leased by Seller free and clear of any Encumbrances, and pursuant to this Agreement and the transactions contemplated hereby will be transferred to Buyer as of the Closing Date.

2.7           Intellectual Property.

(a)           Section 2.7(a) of the Disclosure Schedule accurately identifies and  describes:  (i) each item of Registered Intellectual Property in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or which was filed in the name of Seller; (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest (it is hereby agreed that the absence of name of such other Person would be a representation that no Person has any ownership interest in such item of Registered Intellectual Property); (iv) each product or service, whether currently in use or in the process of development, that embodies, utilizes or is based upon or derived from (or for products or services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered Intellectual Property; and (v) any Proceedings before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of Seller Registered Intellectual Property Rights.

(b)           Section 2.7(b) of the Disclosure Schedule accurately identifies and describes:  (i) all Intellectual Property Rights or Intellectual Property licensed to Seller used in or relating to the ADS Business (other than any non-customized software that:  (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (B) is not incorporated into, or used directly in the development, manufacturing, distribution, installation or support of ADS; and (C) is generally available on standard terms, for the same scope of use in which Seller (or its applicable affiliate) utilizes such software, for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Seller; and (iii) whether the license or licenses so granted to Seller are exclusive or nonexclusive.

(c)           Seller has sole right, title and interest to all of Seller Intellectual Property free and clear of any liens or other Encumbrances and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all of Seller Intellectual Property.  Seller is not obligated to make any payment to any Person for the use or other exploitation of any Seller Intellectual Property sold hereunder.  Seller is free to use, modify, copy, distribute, sell, license or otherwise exploit each of Seller Intellectual Property of the ADS Business on an exclusive basis (other than non-exclusive licenses granted pursuant to the Contracts listed on Section 2.7(g)(i) of the Disclosure Schedule).  Seller has not developed jointly with any other Person or Entity any Seller Intellectual Property with respect to which such other Person or Entity has any right.  To the extent that any Seller Intellectual Property has been developed or created independently or jointly by any Person other than Seller, Section 2.7(c) of the Disclosure Schedule accurately lists and describes the written Contract with such other Person, pursuant to which Seller has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

(d)           Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Seller Intellectual Property, to any other Person.

(e)           Seller has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Purchased IP or to transact business in any market or geographical area or with any Person.  Seller has not entered into and is not bound by any Contract under which any Person has the right to distribute, manufacture, license, produce, assemble, market or sell the product of any Purchased IP.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of:  (i) the Source Code, or any portion or aspect of the Source Code, (ii) the object code, or any portion or aspect of the object code, or (iii) any proprietary information or algorithm contained in any Source Code or object code, of (with respect to clauses “(i)” through “(iii)”) any Purchased IP.

(f)           All Seller Intellectual Property is included in the Purchased IP and the Purchased IP constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the ADS Business by Seller using the Purchased Assets as it is currently conducted.

(g)           Section 2.7(g) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Person has been granted any other license under, or otherwise received or acquired any other right (whether or not currently exercisable) or interest in, any Purchased IP; and (ii) any and all other Contracts and agreements to which Seller is a party with respect to any Intellectual Property and Intellectual Property Rights including all reseller or distribution agreements.  Except as set forth on Section 2.7(g) of the Disclosure Schedule, no third party to whom Seller has licensed Intellectual Property or Intellectual Property Rights has ownership rights or license rights to improvements made by such third party in such Intellectual Property which has been licensed by Seller.

(h)           Section 2.7(h) of the Disclosure Schedule lists all contracts, licenses and agreements between Seller and any other person wherein or whereby Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any person other than Seller.

(i)           The operation of the ADS Business by Seller using the Purchased Assets, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technologies and services currently under development) of Seller, has not, does not and will not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.  Seller has not received any notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Seller aware of any basis therefore).

(j)           Except as set forth on Section 2.7(j) of the Disclosure Schedule, each item of Purchased IP is valid and subsisting. Without limiting the generality of the foregoing:

(i)           each U.S. patent application and U.S. patent included in the Transferred Patents was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii)           each foreign patent application and foreign patent relating to or comprising any of the Transferred Patents was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii)           no trademark or trade name used in or relating to the ADS Business owned, used, or applied for by Seller conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and no event or circumstance has occurred or exists that has resulted in the abandonment of any trademark (whether registered or unregistered) used in the ADS Business;

(iv)           each item of Registered Intellectual Property is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline;

(v)           Section 2.7(j)(v) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken by the Seller or any of its affiliates on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect; and

(vi)           no Proceeding of any nature is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Purchased IP that constitutes Registered Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.

(k)           Seller has not registered any copyrights with the United States Copyright Office.  In each case in which Seller has acquired any Intellectual Property Rights from any person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller.

(l)           There are no Contracts, licenses or agreements between Seller and any other person with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(m)           To the Knowledge of Seller, no Person is infringing, misappropriating or making any unlawful use of, any item of Purchased IP and no asset owned or used by any other Person infringes or conflicts with, any of the Purchased IP.

(n)           Except as set forth on Section 2.7(n) of the Disclosure Schedule, Seller has taken all reasonable measures and precautions that are required to protect and maintain the confidentiality and secrecy of all the Purchased IP (including the Source Code) protected as a trade secret of Seller.  Without limiting the foregoing: (i) all current and former employees of Seller who developed any portion of the Purchased IP have executed and delivered to Seller an agreement regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons, the form of which has been supplied to Buyer; and (ii) all current and former consultants and independent contractors to Seller involved in the development, modification of the Purchased IP and/or related Intellectual Property have executed and delivered to Seller an agreement in the form provided to Buyer regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons. Copies of the agreements between Seller and each employee or consultant who developed any portion of the Purchased IP have been provided by Seller to Buyer.

(o)           Except as set forth on Section 2.7(o) of the Disclosure Schedule, Seller has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than Seller) has access to or has any rights with respect to, the Source Code, or any portion or aspect of the source code, of any Proprietary Asset.

(p)           None of the Purchased IP infringes or conflicts with, nor has any Purchased IP ever infringed or conflicted with, any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)           the use of the ADS product has never infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)           no claim or Proceeding relating to any infringement, misappropriation or similar matter relating to the ADS Business is pending or, to the Knowledge of Seller, has been threatened against Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or Proceeding;

(iii)           except as set forth on Section 2.7(p)(iii) of the Disclosure Schedule, Seller has never received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person that relates to the ADS Business; and

(iv)           no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller necessary for the ADS Business is pending or, to the Knowledge of Seller, has been threatened.

(q)           No (i) product, technology, service or publication of Seller, (ii) material published or distributed by Seller, or (iii) conduct or statement of Seller, in each such case concerning the ADS Business, constitutes obscene material, a defamatory statement or material, an invasion of privacy, false advertising or otherwise violates any law or regulation.

(r)           Except as set forth on Section 2.7(r) of the Disclosure Schedule, none of Seller Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

(s)           A complete list of the files for the software included in the Purchased IP, together with a brief description, if existing, shall be delivered to Buyer within one week of the Closing Date.

(t)           None of the software included in the Purchased IP: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such software or any product or system containing or used in conjunction with such software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such software.  Seller has provided to Buyer a complete and accurate list of all known bugs, defects and errors in such software.

(u)           Except as set forth on Section 2.7(u) of the Disclosure Schedule, none of the software included in the Purchased IP contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or intentionally capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(v)           Except as set forth on Section 2.7(v) of the Disclosure Schedule, none of the software included in the Purchased IP is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such software on, the disclosure, licensing or distribution of any source code for any portion of such software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of Seller to use or distribute any such software.

(w)           Except as set forth on Section 2.7(w) of the Disclosure Schedule, no Source Code for any software included in the Purchased IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller.  Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any such software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any Source Code for any such software to any other Person.

2.8           Governmental Authorization.  Section 2.8 of the Disclosure Schedule identifies, as related to the ADS Business, each Governmental Authorization held by Seller or any employee of Seller (i) pursuant to which Seller currently operates or holds any interest in any of its properties included in the Purchased Assets, or (ii) which is required for the operation of the ADS Business conducted by Seller or the holding of any interest in any of the Purchased Assets (collectively, “Seller Authorizations”).  Seller Authorizations are in full force and effect and constitute all Seller Authorizations required to permit Seller to operate and conduct the ADS Business and to hold any interest in any of the Purchased Assets.

2.9           Litigation.  Except as set forth on Section 2.9 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding, against or involving Seller, concerning, relating to or that may affect, the ADS Business or the Purchased Assets nor does Seller have Knowledge of any event, circumstance or condition indicating that such a Proceeding will commence.  There is no investigation or other Proceeding pending or threatened against Seller concerning or relating to the Purchased Assets (tangible or intangible) nor, to the Knowledge of Seller, is there any reasonable basis therefor.  No Governmental Body has at any time challenged or questioned the legal right of Seller to conduct its operations using the Purchased Assets.

2.10           Insurance.  Section 2.10 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets and all claims made by Seller under each of such policies.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Seller does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies or bonds.

2.11           Compliance with Laws.  Seller: (a) has complied with each, (b) is not in violation of any, (c) has not received at any time any notice or other communication regarding any actual or alleged violation of or failure to comply with any, and (d) has not received any notices or other communication that any event has occurred or any condition or circumstance exists that might (with or without notice or lapse of time) constitute a violation of any Legal Requirement that is applicable to Seller concerning the ADS Business or the ownership of Seller of the Purchased Assets.

2.12           Complete Copies of Materials and Documents.  Seller has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel concerning or relating to the Purchased Assets.

2.13           Representations Complete.  None of the representations or warranties made by Seller concerning or relating to the Purchased Assets (as modified by the Disclosure Schedules) and none of the statements made in any exhibit, schedule or certificate furnished by Seller concerning or relating to the Purchased Assets pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.  All of the information set forth in the Disclosure Schedule is accurate and complete.

2.14           Contracts.

(a)           Section 2.14(a) of the Disclosure Schedule identifies each Seller Contract used in the ADS Business, including the Transferred Contracts (the “ADS Contracts”). Seller has delivered to Buyer accurate and complete copies of all of such Seller Contracts, including all amendments thereto.  Each such Seller Contract is valid and in full force and effect.

(b)           Except as set forth in Section 2.14(b) of the Disclosure Schedule: (i) no Person (including Seller) has violated or breached, or declared or committed any default under, any ADS Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time): (A) result in a violation or breach of any of the provisions of any ADS Contract, (B) give any Person the right to declare a default or exercise any remedy under any ADS Contract, (C) give any Person the right to accelerate the maturity or performance of any ADS Contract, or (D) give any Person the right to cancel, terminate or modify any ADS Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any ADS Contract; and (iv) Seller has not waived any right under any ADS Contract.

(c)           Except as set forth on Section 2.14(c) of the Disclosure Schedule, there is no basis upon which any party to any ADS Contract may object to (i) the assignment to Buyer of any right under such ADS Contract, or (ii) the delegation to or performance by Buyer of any obligation under such ADS Contract.

(d)           The Transferred Contracts identified on Schedule 1.1(d) collectively constitute all of the Contracts necessary to enable Seller to use the Purchased Assets and to conduct the ADS Business in the manner in which such business is currently being conducted.

2.15           Liabilities.  There are no accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due) of the ADS Business, except for Liabilities of Seller under the Transferred Contracts.

2.16           Solvency.  Seller has not, within the seven years preceding the date hereof, made a general assignment for the benefit of creditors or filed any bankruptcy petition or similar filing or suffered the attachment or judicial seizure of any assets.

2.17           Tax Matters.  Seller has filed all federal, state, local and foreign Tax Returns that are required to be filed for the ADS Business and the Purchased Assets or has timely requested extension thereof and has paid all Taxes, including sales and withholding Taxes, penalties and interest, assessments, fees and other charges relating to the Purchased Assets to the extent that the same have become due and payable.  No Tax assessment or deficiency has been made or proposed against Seller concerning the Purchased Assets nor has Seller received any notice of any proposed Tax audit, assessment or deficiency concerning the Purchased Assets.  No claim or Proceeding is pending or to the Knowledge of Seller is being threatened against Seller or otherwise with respect to the ADS Business in respect of any Tax.

2.18           Employee And Labor Matters.

(a)           Section 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each person employed by Seller or otherwise in connection with the ADS Business (including any employee who is on a leave of absence or on layoff status):  (i) the name and title of such employee; (ii) the aggregate compensation payable to each such employee by Seller on an annualized basis as of the date hereof (including wages, salary, commissions, bonuses, profit-sharing payments); and (iii) a description of fringe benefits and any other payments or  benefits of any type applicable to such employee.

(b)           No former employee of Seller has any claim on behalf of or in respect of the ADS Business or the Purchased Assets.

(c)           To the Knowledge of Seller no individual employed by Seller in connection with the ADS Business intends to terminate his employment.

2.19           Sybase Source Code.  The Source Code for ADS delivered to Sybase Inc. pursuant to that certain License Agreement, dated April 30, 2008, by and between Seller and Sybase Inc. does not include any source code that implements any of the features or functionality of ADS related to Oracle PL/SQL, Informix ISQL and  Microsoft Transact-SQL (also known as Microsoft T-SQL) compatibility, other than immaterial items or lines of source code that do not implement any such features or functionality in any material respect.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as follows:

3.1           Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the State of Washington.

3.2           Authorization of Transactions.  Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.

3.3           Absence of Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and shall not conflict with, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the articles of organization or bylaws of Buyer, (ii) any law, statute, rule or regulation to which Buyer is subject or (iii) any judgment, order or decree to which Buyer is subject.

4.	INDEMNIFICATION, ETC.

4.1           Survival of Representations and Covenants; Indemnification, etc.

(a)           The representations, warranties, covenants and obligations of each Party to this Agreement shall survive:  (i) the Closing and the sale of the Purchased Assets to Buyer; and (ii) the dissolution of any Party to this Agreement.  All of said representations and warranties, other than the representations and warranties set forth in Section 2.7, shall remain in full force and effect and shall survive for a period of 36 months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee delivers a Claim Notice claiming that the Indemnitee is entitled to Damages for which it is or may be entitled to be held harmless or indemnified under Section 4.1, then the claim asserted in such Claim Notice and the liability of the Indemnifying Party with respect to such indemnification claim shall survive until such time as such claim is fully and finally resolved.  All covenants and obligations of the Parties to this Agreement shall survive and Closing and expire in accordance with their respective terms.

(b)           Indemnification by Seller.  Seller shall defend, hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred by such Buyer Indemnitee or to which such Buyer Indemnitee may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)           any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, any  representation, warranty, statement, information, covenant, obligation or provision contained in this Agreement or any of the Transactional Agreements (including, without limitation the Disclosure Schedule);

(ii)           any Excluded Liability; or

(iii)           any Liability to which any Buyer Indemnitee may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any claims concerning a product produced or sold or any services performed prior to the Closing Date by or on behalf of Seller, (B) the operation by Seller of the ADS Business or use and ownership of the Purchased Assets prior to the Closing Date, (C) any failure to comply with any Legal Requirement in connection with any of the Transactions, or (D) any failure of Seller to obtain any consent for the assignment of any of the Transferred Contracts.

(c)           Indemnification by Buyer.  From and after the Closing and until the first anniversary of the Closing Date, Buyer shall defend, hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by such Seller Indemnitee or to which such Seller Indemnitee may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)           any failure on the part of Buyer to perform or discharge any Assumed Liability on a timely basis; or

(ii)           any Liability relating to the Purchased Assets or the operation of the ADS Business by Buyer after the Closing, in each case to the extent that (A) such Liability arises from or relates to any event, circumstance, action or other matter occurring after the Closing, and (B) such Liability does not arise from or relate to any breach by the Seller of any representation, warranty, covenant or obligation contained in this Agreement or any other event, circumstance, action or other matter occurring prior to the Closing.

(d)           Setoff.

(i)           Notwithstanding anything contrary herein or any of the Transactional Agreements, in addition to any rights of setoff or other rights that Buyer may have at common law or otherwise, Buyer shall have the right to withhold and deduct any sum that may be owed or payable to Buyer under this Agreement (including pursuant to Section 4.1(b)) or any of the Transactional Agreements against any sum that may be owed or payable to Seller under any of the Transactional Agreements (including the Note).  The withholding and deduction of any sum finally determined to be owing or payable to Buyer shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

(ii)           If any Buyer Indemnitee or any Seller Indemnitee (an “Indemnitee”) has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 4 or for which it is or may otherwise be entitled to monetary remedy in connection with this Agreement, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the other Party hereto, which shall contain a non-binding preliminary, good faith estimate of the amount which the claiming Indemnitee claims to be entitled (the “Claimed Amount”).  It is hereby agreed that Buyer may withhold and deduct the Claimed Amount against any sum that may be owed or payable to Seller under the Note until the Buyer Indemnitee’s claim as described in the Claim Notice is finally resolved.

4.2           Nonexclusivity of Indemnification Remedies.  The indemnification remedies and other remedies provided in this Section 4 shall not be deemed to be exclusive.  Accordingly, the exercise by any Person of any of its rights under this Section 4 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

4.3           Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Buyer or Seller or against any other Person) with respect to which Buyer or Seller may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnitee hereto pursuant to this Section 4, then the following shall apply:

(a)           all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Party subject to such obligation (the “Indemnifying Party”);

(b)           the Indemnifying Party shall make available to the Indemnitee any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

(c)           the Indemnitee shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding; and

(d)           the Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall not unreasonably withhold or unreasonably delay such consent.

4.4           Certain Limitations.

(a)           Subject to Section 4.4(c), the total amount of Damages which the Buyer Indemnitees may be entitled to be indemnified against pursuant to Section 4.1(b) shall be limited to an aggregate maximum amount of $3,500,000.

(b)           Subject to Section 4.4(c), there shall be no obligation of Seller to make any indemnification payment pursuant to Section 4.1(b) unless and until the aggregate amount of all Damages that have been suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds the Threshold Amount in the aggregate, in which event Buyer Indemnitees shall be entitled to all such Damages, including the initial Threshold Amount.

(c)           Notwithstanding the foregoing, the limitations set forth in Sections 4.4(a) and 4.4(b) shall not apply (i) in the case of intentional misrepresentation or fraud, (ii) to any breach of or any failure to comply with or perform any covenant or obligation contained in this Agreement or in the Transactional Agreements, (iii) to any Excluded Liabilities, and (iv) to any inaccuracy in or breach of the representations or warranties set forth in Section 2.7 hereof.

(d)           The total amount of Damages which the Seller Indemnitees may be entitled to be indemnified against pursuant to Section 4.1(c) shall be limited to an aggregate maximum amount of $3,500,000.

5.	ADDITIONAL AGREEMENTS

5.1           Further Assurances.  Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets and any other transactions contemplated hereby, all at Buyer’s expense for its out-of-pocket expenses, but without further compensation to Seller.

5.2           Designated Employees.  At or prior to the Closing, Seller shall terminate each Designated Employee.  Seller shall be fully responsible for any and all Liabilities and claims arising out of or relating to:  (a) the employment or termination of employment by Seller (including any kind of compensation, severance payments, equity based awards, benefit plans, bonus, payments related to change in control and any other benefits earned during the employment or as a result of termination) of any employee or independent contractor of Seller (including the Designated Employees); (b) the obligations of Seller in connection with notice and consultation requirements relating to the Transactions; (c) any claim arising out or relating to the failure to employ or offer to employ any employee of Seller; and (d) any employee benefit plan maintained by Seller (the Liabilities referred in clauses “(a)” through “(d)” of this sentence shall be referred to collectively as the “Retained Employment Liabilities”).  Seller shall use its best efforts to ensure that each of the Designated Employees accept Buyer’s offer and employment.

5.3           Leased Facility.  Immediately following the Closing, Seller shall sub-lease to and make available, exclusively for, the use and enjoyment of Buyer, (the “Sub-Lease”), that portion of the office facilities as is set forth on Schedule 5.3, and utilities used therein (the “Leased Facility”).  Subject to timely payment of the Rent, Buyer shall have the right to use the Leased Facilities through April 30, 2009.  Buyer shall pay Seller $13,000 per month (the “Rent”), on or before the first day of each month, commencing June 1, 2008 for the duration of the Sub-Lease as consideration for the Leased Facilities, unless it provides Seller 30 days prior notice of its intention to discontinue using the Leased Facility.  In the event that any such Rent is not paid as and when due, Seller may re-utilize, sublet, rent, terminate the rental of, or otherwise dispose of the Leased Facilities.  The Rent shall include all utilities and janitorial services currently used by the Designated Employees and Seller shall continue to maintain the Leased Facility (on its expense) in a way comparable to the way maintained by Seller before the Closing.

5.4           The IT Services.

(a)           Immediately following the Closing Date, Seller shall provide Buyer the network and information technology services set forth on Schedule 5.4, all to be provided by the Person (the “IT Designated Employee”) set forth on such Schedule (the “IT Services”).  Seller shall use its commercially reasonable efforts to ensure that the IT Designated Employee remains an employee of Seller and continues to provide services to Buyer.  Notwithstanding anything to the contrary, Buyer may at any time notify Seller of its intention to terminate the IT Services, provided that Buyer provides Seller with 14 days prior notice (“IT Termination Notice”).

(b)           Buyer shall pay Seller $6,300 per month as consideration for the IT Services, on or before the first day of each month, commencing June 1, 2008 and continuing through December 1, 2008, unless Buyer provides Seller the IT Termination Notice.  In the event that any such payment is not made as and when due, Seller may terminate the IT Services.

(c)           Following not less than ninety (90) days prior written notice, Buyer may solicit the employment of and/or hire the IT Designated Employee at any time.  Seller shall not interfere with Buyer’s solicitation of such IT Designated Employee, and Seller shall provide such assistance as Buyer may reasonably request in connection with such solicitation.

(d)           The Parties acknowledge that, in the course of performing the IT Services or because of the proximity of the Leased Facility, Seller and its employees and agents may receive, observe and otherwise have access to confidential and proprietary information related to Buyer (including the Purchased Assets), Buyer’s products, tools, software, technology, processes, business plans and costumers that is either marked or identified as confidential at the time of disclosure or that should reasonably be considered under the circumstances of its disclosure to be confidential to Buyer (the “Buyer’s Information”).  Without limiting the foregoing, Buyer’s Information includes all Intellectual Property Rights, accounting, financial, technical, business, and other data related to Buyer’s business and stored on the computer or telecommunications systems of Seller, as well as the contents of patent applications, inventions, and related files.  Notwithstanding the foregoing, Buyer’s Information does not include information that Seller can prove by clear and convincing evidence: (x) is in the public domain, through no fault of Seller; or (y) is disclosed to Seller by a third party who is entitled to so disclose the information.  Seller agrees that:

(i)           Seller will not use, reproduce, or exploit Buyer’s Information for any purpose other than performing the IT Services as contemplated under this Agreement;

(ii)           Seller will hold all Buyer’s Information in strict confidence and will not disclose or otherwise make available Buyer’s Information to any third party, and Seller will restrict access to Buyer’s Information to those of its employees who have a need to know such information in order to perform the IT Services;

(iii)           Seller will take all reasonable and necessary steps to protect Buyer’s Information from inadvertent or unintentional disclosure to third parties by Seller and will protect Buyer’s Information from unauthorized access, disclosure, or use with at least the same degree of care as Seller uses to protect its own most valuable trade secret information, and in any event no less than reasonable care;

(iv)           Seller will reproduce, on all copies of documents and materials containing Buyer’s Information made by Seller or its employees, agents, or contractors, all proprietary rights notices of Buyer appearing on the original copy of such document or material; and

(v)           Seller will, at Buyer’s request, promptly return to Buyer or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Buyer Information, and certify in writing signed by an executive officer of Seller that Seller has fully complied with this obligation.

Seller will ensure that each employee, agent, and contractor of Seller or its affiliates who performs the IT Services or will otherwise receive disclosure of Buyer’s Information has signed Seller’s standard form of employee or independent contractor (as appropriate) nondisclosure agreement.  Seller acknowledges and agrees that Seller and its affiliates have no right, title, or interest of any nature in any Buyer’s Information, other than a limited, non-transferable, non-sublicensable, non-exclusive license during the term of the Agreement to use and reproduce Buyer’s Information solely to the extent necessary to perform the IT Services as contemplated under this Agreement.

5.5           Expenses.  Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other representatives and advisors) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

5.6           Non-Competition.  For two years, beginning on the Closing Date, Seller shall not directly or indirectly, personally or through others, sell a product for use with an application that uses the Informix 4GL product, or the Genero, Genero DB or BDS products sold by Buyer.

5.7           Limitation on Hiring and Solicitation.  During the two-year period commencing on the Closing Date:

(a)            each Party shall not (and shall ensure that its affiliates do not) directly or indirectly, personally or through others, knowingly encourage, induce, attempt to induce, solicit or attempt to solicit, any employee of the other Party, including any Designated Employee, to leave his or her employment, consulting or independent contractor relationship with the other Party (or any of its affiliates); provided, however, that none of the following situations shall be considered a breach of this Section 5.7(a): (i) any situation where an employee of a Party initiates contact with the other Party (or any of its affiliates) to discuss employment, consultant or contractor opportunities; or (ii) any situation where an employee responds to a generalized public solicitation by the other Party regarding one of such Party’s available employment, consulting or independent contractor positions; and

(b)           Seller shall not: (i) hire any Designated Employee as an employee, consultant or independent director;  or (ii) interfere or attempt to interfere with the relationship of Buyer with any customer of the ADS Business.  Notwithstanding the foregoing, if there has been an event of default under the Note, the restrictions set forth in clause “(i)” of this Section 5.7(b) shall no longer apply.

5.8           Revenue Sharing.  Buyer shall use commercially reasonable efforts to provide the services and obligations pursuant to the Base Agreement dated as of September 22, 2006 between International Business Machines Corporation and Seller and all Statements of Work and Work Authorizations relating to the DDG 1000 program and executed thereunder or in connection therewith (the “IBM Agreement”).  From and after the Closing Date and until the fourth anniversary of the Closing Date, Buyer shall pay to Seller fifty percent (50%) of all revenue received by Buyer in connection with proposals arising under or related to the IBM Agreement.  All revenue in connection with proposals arising under or related to the IBM Agreement prior to the Closing Date shall belong to Seller.

5.9           License Grant.  Subject to Section 5.6 hereof, Buyer hereby grants Seller a non-exclusive, fully-transferable, assignable, perpetual, irrevocable, worldwide, fully-paid and royalty-free license under all of Buyer’s Intellectual Property Rights to: (a) internally use, reproduce, modify, make, have made and create derivative works of the Source Code for ADS included in the ADS/ACS Intersect, as defined below (the “Licensed Code”) and compile the Licensed Code and derivatives into object code form, all for the sole purpose of further developing, modifying, marketing, commercializing, and enhancing ACS; and (b) to use, sell, transfer, import, export, lease, license, perform, display and distribute and sublicense the Licensed Code as incorporated into ACS through any means or medium or in any way currently known or unknown including the right to sublicense some or all of the foregoing rights through multiple tiers of sublicenses, all for any purpose.  Seller acknowledges that the Source Code will constitute as of the Closing a valuable trade secret of Buyer.  Accordingly, Seller agrees not to disclose or use (including, without limitation, not to modify or create derivative works from) the Source Code except as expressly permitted in this Section 5.9.  For purposes of avoidance of doubt, the license to the Licensed Code set forth above shall only apply to the Source Code for ADS in the original form delivered to Buyer by Seller, and shall not include any license to any modifications made to such Source Code following the Closing.  For purposes of avoidance of doubt, this license is only for the ADS/ACS Intersect portions of the Source Code for ADS, and not for all of the Source Code for ADS.  For purposes of avoidance of doubt, nothing herein is intended to limit the Seller’s use of source code, software, technology or Intellectual Property that is included in ACS but is not included in ADS. For purposes of this Section 5.9, “ADS/ACS Intersect” shall mean that certain source code, software, technology and Intellectual Property that is included in both ADS and ACS.

5.10           Publicity; Confidentiality.  Seller shall ensure that, on and after the Closing Date:  (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of Seller without Buyer’s prior written consent; (b) Seller continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) Seller keep strictly confidential, and Seller shall not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the Purchased Assets or the ADS Business, provided, however, that (i) Seller shall consult with and shall seek the consent of Buyer (which consent shall not be unreasonably withheld) with respect to the content of the initial press release issued on behalf of Seller pertaining to the Transactions, and (ii) Seller may comply with all of its periodic disclosure responsibilities under securities laws.

5.11           Consulting Agreement.  Within thirty (30) days following the execution of this Agreement, the Buyer and the Seller will negotiate in good faith and use reasonable commercial efforts to agree to a Consulting Agreement under which Buyer will provide consulting services to Seller.

6.	MISCELLANEOUS

6.1           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of Buyer and Seller.

6.2           Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.3           Notices.  All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when: (a) personally delivered, (b) the first business day after sent by registered mail, by overnight courier or by express delivery service, provided that proof of delivery is returned in connection therewith; (c) if sent by facsimile transmission before 2:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 2:00 p.m. in California and receipt is confirmed, on the following business day, in any case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Party hereto) at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance here):

If to Seller: Ants Software Inc. 700 Airport Blvd., Suite 300 Burlingame, CA 94010 Attention: Legal Dept. Fax: (650) 931-0510	with a copy to: The Corporate Law Group 500 Airport Blvd., Suite 120 Burlingame, CA 94010 Attention: Paul Marotta Fax: (650) 227-8000
If to Buyer: Four J’s Development Tools, Inc. 251 O'Connor Ridge Blvd. Suite 125 Irving, Texas 75038 Fax : +1 972 893 7304	With a copy to: Cooley Godward Kronish LLP 3000 El Camino Real Five Palo Alto Square Palo Alto, CA 94306 Fax: (650) 749-8400 Attn: Mike Stern, Esq.

6.4           Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign or delegate (whether by operation of law or otherwise) this Agreement, any of the Transactional Agreements or any of the rights, interests or obligations hereunder and thereunder without the other Party’s prior written consent, except that a Party may so assign or delegate without such consent to its direct or indirect successor in interest by way of merger, acquisition or sale of all or substantially all of its assets.

6.5           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

6.6           Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of construction is intended or shall be applied for or against any Party.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.  The Parties hereto shall be deemed joint authors hereof for all purposes.  All references in this Agreement to “$” are intended to refer to U.S. dollars.

6.7           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

6.8           Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein.

6.9           Entire Agreement.  This Agreement, including the Schedules hereto, the other Transactional Agreements and other documents referred to herein, contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof. For the avoidance of doubt it is hereby clarified that this Agreement shall supersede that certain Software License Agreement, entered between the Parties on July 7, 2006.

6.10           Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

6.11           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

6.12           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that State.

6.13           CONSENT TO JURISDICTION.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

6.14           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15           Definitions.  For purposes of this Agreement:

(a)           “ACS” shall mean ANTs Compatibility Server, which is software that connects applications to third party databases.  It is hereby clarified and agreed that ACS is not and will never be by itself a database.

(b)           “ADS Business” shall mean the business of Seller known as the ANTs Data Server, including the sale, marketing, development, offering or any service or product developed, marketed, sold, offered or supported as part of ADS (it being understood that the rights applicable to the ADS Business shall be subject to any rights relating to ACS as set forth in this Agreement and the Transactional Agreements).

(c)           “Buyer Indemnitee” shall mean the following Persons: (i) Buyer; (ii) Buyer’s current and future affiliates (including any direct or indirect entity that controls or being controlled by or is under common control with Buyer); (iii) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above.

(d)           “Buyer’s Financing” shall mean a transaction or a series of related transactions in which Buyer sells any of its securities for aggregate gross proceeds of not less than $5,000,000.

(e)           “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:  (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(f)            “Consent”  shall mean any approval, consent, ratification, permission, permit, waiver or authorization (including any Governmental Authorization).

(g)           “Contract”  shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, assignment, certificate, purchase order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

(h)           “Customer Information” shall mean customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers.

(i)           “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

(j)           “Designated Employees” shall mean the employees listed on Schedule 6.15(j).

(k)           “Disclosure Schedule”  shall mean the disclosure schedule (dated as of the date of this Agreement) delivered to Buyer by Seller.

(l)           “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset)

(m)           “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(n)            “Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

(o)           “Governmental Body” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (iv) multi-national organization or body; or (v) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(p)           “Intellectual Property” shall mean any present or future right to exclude, granted under federal, state or foreign law, which right is currently available by ownership, license or otherwise or that becomes available by ownership, license or otherwise in the future, including but not limited to any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable and whether or not  reduced to practice), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and, know how, and show how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, indicia of origin, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

(q)           “Intellectual Property Rights” shall mean worldwide common law and statutory legal rights arising from or associated with (i) patents and patent applications, (ii) works of authorship including copyrights, copyright registrations and copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, (vii) divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (as applicable), and (viii) Intellectual Property.

(r)           “Knowledge” shall mean actual knowledge or knowledge which is obtainable by the exercise of commercially reasonable care.

(s)           “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(t)           “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

(u)           “Person” shall mean any individual, Entity or Governmental Body.

(v)           “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

(w)           “Registered Intellectual Property” shall mean all Seller Intellectual Property that is registered, filed, issued under the authority of, certified or otherwise perfected by recordation with any Governmental Body or other public legal authority.

(x)           “Seller Contract” shall mean any Contract: (a) to which Seller or any affiliate of Seller is a party; (b) by which Seller or any affiliate of Seller or any of its assets is or may become bound or under which Seller or any affiliate of Seller has, or may become subject to, any obligation; or (c) under which Seller or any affiliate of Seller has or may acquire any right or interest.

(y)           “Seller Indemnitee” shall mean the following Persons: (i) Seller; (ii) Seller’s current and future affiliates (including any direct or indirect entity that controls or being controlled by or is under common control with Seller); (iii) the respective officers, directors, employees, agents, attorneys, accountants and advisors of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above.

(z)           “Seller Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights embodied in or relating to the ADS Business and all other Intellectual Property or Intellectual Property Rights relating to the ADS Business in which Seller has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or a license.

(aa)           “Source Code” shall include, but is not limited to, the fully commented source code for the software owned, possessed, developed or used by Seller in the ADS Business, macros, scripts, specialized routines, procedures and documentation sufficient to allow for complete restoration, utilization, and modification of such software, and will be sufficient to allow a computer programmer reasonably skilled in the art to compile/build such software into machine readable form.

(bb)           “Tax”  shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (i) imposed, assessed or collected by or under the authority of any Governmental Body, or (ii) payable pursuant to any tax-sharing agreement or similar Contract.

(cc)           “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(dd)           “Threshold Amount” shall mean $10,000.

(ee)           “Transactional Agreements” shall mean: (a) this Agreement; (b) the Bill of Sale; (c) the Note; and (d) all other documents and agreements delivered or to be delivered in connection with the Transactions.

(ff)           “Transactions” shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Purchased Assets by Seller to Buyer in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by Buyer in accordance with this Agreement; and (iii) the performance by Seller and Buyer of their respective obligations under the Transactional Agreements, and the exercise by Seller and Buyer of their respective rights under the Transactional Agreements.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

ANTs software inc.,
a Delaware corporation

By:           _____________/s/____________
Name:      ___________________________
Title:        ___________________________

Four J’s Development Tools, Inc.,
a Washington corporation

By:           ______________/s/___________
Name:      ___________________________
Title:        ___________________________

List of Exhibits

Exhibit 1.4.1 Note

Exhibit 1.6(b) Bill of Sale

List of Schedules

Schedule 1.1(a) - Purchased Patents

Schedule 1.1(b) – Intellectual Property

Schedule 1.1(c) - Purchased Fixed Assets

Schedule 1.1(d) - Transferred Contracts

Schedule 1.1A - Excluded Assets

Schedule 5.3 - Sub-Leased Facility

Schedule 5.4 - IT Designated Employee and IT Services

Schedule 6.15(j) - Designated Employees

Schedule 6.15(j)

Designated Employees

[ redacted ]